GeoVax®

Q1Corporate Update Conference call



April 27, 2022

NASDAQ: GOVX

Forward Looking Statements

Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax's vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

GeoVax

GeoVax Reports 2022 First Quarter Financial Results and Provides Corporate Update

Company Advancing Phase 2 Clinical Trials for COVID-19 and Immuno-Oncology

ATLANTA, GA, April 27, 2022 – GeoVax Labs, Inc. (NasdaqCM: GOVX), a biotechnology company developing vaccines and immunotherapies against infectious diseases and cancers, today announced its financial results for the three months ended March 31, 2022.

GeoVax's management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time on Wednesday, April 27 to discuss financial results and provide a general business update. Details are provided further below.

- **Phase 2 Trials – GEO-CM04S1**
- **Phase 1/2 Trial – Gedeptin®**
- **MVA-VLP-MUC1 for Solid Tumor**
- **Pan-Coronavirus Vaccine (GEO-CM02**
- **Operational Resources Strengthened**
- **Additional Capital Resources**

David Dodd, GeoVax's Chairman and CEO, commented,

"GeoVax's corporate focus during the first quarter continued to be on the SARS-CoV-2 vaccine programs and our cancer immunotherapy programs. The three ongoing Phase 2 clinical trials in those areas represent the achievement of important goals established at the beginning of 2021. With the additional funding provided by the January private placement, we are well-positioned to advance these programs and we look forward to providing further updates on our progress throughout 2022."

Accelerating Clinical Development

GeoVax

GeoVax Expands Immuno-Oncology Pipeline with Acquisition of Clinical-Stage Cancer Program

License of Gedeptin® Adds Orphan Drug Clinical Program fo Treatment of Advanced Head and Neck Cancers

ATLANTA, GA, September 28, 2021 – GeoVax Labs, Inc. (Nasd biotechnology company specializing in developing human vacc immunotherapies, today announced that it has entered into a License Agreement (the "License") with PNP Therapeutics grants GeoVax exclusive rights to develop and comme novel patented product for the treatment of solid tumors.

GeoVax

City of Hope.

GeoVax and City of Hope Announce Agreement to Accelerate Development and Commercialization for City of Hope's COVID-19 Vaccine

Phase 2 Vaccine Designed to Enhance Response for Immunocompromised Patients

Complements GeoVax's Pan-Coronavirus Vaccine Program

ATLANTA, GA and DUARTE, CA, Nov. 9, 2021 — GeoVax Labs Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, today announced that it has entered into an exclusive license agreement with City of Hope, a world-renowned cancer research and treatment organization. The agreement grants GeoVax exclusive rights to further develop and commercialize a multi-antigenic SARS-CoV-2 investigational vaccine, developed at City of Hope for immunocompromised patients, which is currently being studied in an ongoing Phase 2 clinical trial...

GeoVax
Vaccines Serving Humanity

GOAL

Strengthen balance sheet to support 2021 goals and operations

ACHIEVED

- Exclusive licenses for Gedeptin® (immuno-oncology vaccine)
- Exclusive licenses for GEO-CM04S1 (Covid-19 vaccine)
- Advanced internal development programs



GeoVax
Vaccines Serving Humanity

GeoVax Announces $10 Million Private Placement

ATLANTA, GA, January 14, 2022 — GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, announced today that it has entered into a securities purchase agreement with a single institutional investor to raise approximately $10.0 million through the private placement of 707,484 shares of common stock, 2,360,000 pre-funded warrants to purchase common stock and accompanying warrants to purchase an aggregate of up to 3,067,484 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with an accompanying warrant at a combined effective purchase price of $3.26. The warrants will be exercisable immediately at an exercise price of $3.26 per share and will expire five years from the date of issuance. The closing of the private placement is expected to occur on January 19, 2022, subject to the satisfaction of certain customary closing conditions set forth in the securities purchase agreement.

Immuno-Oncology Vaccine:
Gedeptin®

Vaccines Serving Humanity

Phase 2 : Advanced Head and Neck Cancers

- FDA orphan drug status granted
- Bring on additional clinical sites to accelerate patient enrollment
- Evaluating broader use of Gedeptin in conjunction with Immune Checkpoint Inhibitors (ICIs)



COVID-19 and Variants

GOAL Achieve clinical development status within 12-18 months

ACHIEVED Licensed GEO-CM04S1, Covid-19 vaccine; currently in two Phase 2 trials



GeoVax
Vaccines Serving Humanity

COVID Vaccine:
GEO-CM04S1

GeoVax
Vaccines Serving Humanity

Phase 2 : For the Immunocompromised

- 1st trial to specifically evaluate a Covid-19 vaccine in patients with weakened immune systems
- Primary vaccine direct comparison of CM04S1 to the Pfizer/BioNTech mRNA vaccine



GeoVax
Vaccines Serving Humanity

COVID Vaccine:
GEO-CM04S1

Phase 2: Booster

- For healthy population fully vaccinated with an mRNA vaccine
- Potential for broader and more durable protection versus a 3rd or 4th mRNA dose



Financial Update



GeoVax Labs, Inc.

Consolidated Statements of Operations Information

(amounts in thousands, except share and per share information)

	Three Months Ended Mar 31, 2022	Three Months Ended Mar 31, 2021
Grant revenues	$ 82	$ 110
Operating expenses:		
Research and development	1,331	603
General and administrative	1,179	1,071
	2,510	1,674
Loss from operations	(2,428)	(1,564)
Other income, net	1	1
Net loss	$ (2,427)	$ (1,563)
Loss per common share	$ (0.34)	$ (0.29)

GeoVax Labs, Inc.
Consolidated Balance Sheet Information
(amounts in thousands, except share information)

	Mar 31, 2022	Dec 31, 2021
Assets		
Cash and cash equivalents	$ 16,258	$ 11,424
Other current assets	379	205
Total current assets	16,637	11,629
Property and other assets, net	218	168
Total assets	$ 16,855	$ 11,797
Liabilities and stockholders' equity		
Total liabilities	$ 5,501	$ 7,435
Stockholders' equity	11,354	4,362
Total liabilities and stockholders' equity	$ 16,855	$ 11,797
Common shares outstanding	9,449,025	6,381,541


Q&A Session
GeoVax®

GeoVax
Vaccines Serving Humanity

2022

Focus.

- Successfully advance the three Phase 2 clinical programs in support of Gedeptin® and GEO-CM04S1
- Ensure appropriate resources to support the IND-enabling initiatives of our priority internal programs and operational enhancements and developments





GeoVax®

Vaccines Serving Humanity